For release:	May 5, 2005

Contact:	Financial Kevin L. Tate, CPA Chief Financial Officer (610) 660-6813 ktate@unitednat.com	Media Paula Negro Assistant Vice President, Marketing (610) 668-6938 pnegro@unitednat.com

Summary:	United America Indemnity, Ltd. (NASDAQ:INDM) reports first-quarter 2005 results. First quarter 2005 shows continued growth in net income and net operating income. Book value per share increased 5.2 percent in the first quarter of 2005.

George Town, Grand Cayman, Cayman Islands (May 5, 2005) – United America Indemnity, Ltd. (NASDAQ: INDM) today reported results for the first-quarter of 2005.

On January 24, 2005, United America Indemnity, Ltd. (United America Indemnity or UAI) completed its merger with Penn-America Group, Inc. (Penn-America) and its acquisition of Penn Independent Corporation (Penn Independent). Under purchase accounting rules, the results for the first quarter of 2005 reflect the addition of Penn-America and Penn Independent from January 25, 2005 through March 31, 2005. All prior period results reflect only the results of United America Indemnity.

UAI’s First-Quarter 2005 Results

United America Indemnity’s net operating income increased 95 percent to $14.5 million ($0.42 per basic and diluted share) compared with $7.5 million ($0.26 per basic and diluted share) for the same period in 2004.

United America Indemnity’s net income for the first quarter of 2005 increased 110 percent to $15.6 million ($0.46 per basic share, $0.45 per diluted share) compared with $7.4 million ($0.26 per basic share, $0.26 per diluted share) in the first quarter of 2004. Net income for the first quarter of 2005 included after-tax net realized investment losses of $0.3 million and an extraordinary gain of $1.4 million.

The company’s combined ratio, a key measure of insurance profitability, was 92.8 compared with 89.4 in the same quarter last year. The combined ratio for the first quarter of 2004 reflects the income statement benefits of ceding commissions received relating to heavily reinsured programs that have since been terminated. Net income and net operating income for the first quarter of 2005 included an after-tax charge of $0.7 million ($0.02 per basic and diluted share) relating to various purchase accounting adjustments. These adjustments decreased United America Indemnity’s combined ratio for the first quarter of 2005 by 0.2 percentage points.

Gross premiums written increased 14.9 percent to $135.5 million, from $117.9 million in the first quarter of 2004. Net premiums written increased 86.8 percent to $109.5 million from $58.6 million in the comparable quarter of 2004. These increases resulted from the merger of United

America Indemnity with Penn-America combined with an increase in net premiums written by United National Insurance Company, a wholly owned subsidiary of United America Indemnity.

Agency commission and fee revenues for Penn Independent were $6.3 million for the first quarter of 2005.

The company ended the first quarter of 2005 with cash and invested assets of $1,274.7 million, an increase of $350.4 million over December 31, 2004. Investment income for the first quarter of 2005 increased 182% compared to the same quarter in 2004 due primarily to the merger of United America Indemnity with Penn-America and distributions from limited partnership investments.

Edward J. Noonan, acting chief executive officer noted, “The first quarter of 2005 was a significant one for United America Indemnity. We successfully completed the business combination with Penn-America and the acquisition of Penn Independent. We increased net premiums written where we saw opportunities while maintaining good underwriting margins. We continued to reduce the size of our net reinsurance receivables and grew book value per share in spite of rising interest rates.”

The ratio of reinsurance receivables net of collateral to shareholders’ equity was 1.4 at March 31, 2005 down from 2.0 at December 31, 2004. Reinsurance receivables net of collateral at March 31, 2005 decreased by 4.6 percent, or $39.7 million, to $830.0 million from $869.7 million at December 31, 2004, which represents the combination of United America Indemnity’s historical reinsurance receivables net of collateral of $826.3 million and Penn-America’s historical reinsurance receivables net of collateral of $43.4 million. The aggregate amount of collateral securing the reinsurance receivables held by United America was $700.5 million at March 31, 2005. Reinsurance receivables, gross of collateral, at March 31, 2005 decreased $44.8 million, to $1,530.5 million from $1,575.3 million at December 31, 2004, which represents the combination of United America Indemnity’s historical reinsurance receivables of $1,531.9 million and Penn-America’s historical reinsurance receivables of $43.4 million.

United America Indemnity’s book value on March 31, 2005 of $585.0 million or $16.09 per share represents a 1.1 percent increase from the pro forma book value of $576.0 million or $15.91 per share on December 31, 2004. Book value at March 31, 2005 is based on 36.4 million aggregate Class A and Class B common shares outstanding.

UAI’s First-Quarter Gross- and Net-Written Premium Results by Business Lines

	Quarter Ended March 31,
	(Dollars in thousands)
	Gross Premiums Written		Net Premiums Written
	2005	2004	2005	2004
Property and General Liability	$116,966	$92,422	$93,857	$48,365
Non-Medical Professional Liability	18,494	25,516	15,664	10,252

Total	$135,460	$117,938	$109,521	$58,617

Property and general liability products: Gross premiums written increased 26.6 percent as a result of the merger with Penn-America partially offset by the termination of several heavily reinsured programs. Net premiums written increased 94.1 percent compared with the first quarter of 2004 due to the Penn-America merger and reduced reinsurance cessions.

Non-Medical Professional Liability: Gross premiums written decreased 27.5 percent compared with the first quarter of 2004 as a result of underwriting and pricing actions in response to market conditions. However, net premiums written increased 52.8 percent compared with the first quarter of 2004.

About United America Indemnity, Ltd.

United America Indemnity, through its wholly-owned operating subsidiaries which include United National Group, Penn-America Group, Inc. and Penn Independent Corporation, is one of the leading specialty property and casualty insurers in the industry as well as a significant originator of and placement agent for specialty property and casualty insurance coverage. United America Indemnity is a holding company formed under the laws of the Cayman Islands and its U.S. insurance subsidiaries are either licensed or authorized to write surplus lines or specialty admitted business in all states. With a combined operating history of more than one century, United America Indemnity’s underwriting network includes approximately 135 professional general agents and its focus centers on self-generated proprietary products, niche programs and brokered lines. Its non-U.S. operations consist of recently formed Barbados-based and Bermuda-based insurance companies.

Teleconference and webcast for Interested Parties

Edward J. Noonan, William F. Schmidt, President and CEO of United National Group, Joseph F. Morris, President and CEO of Penn-America, and Kevin L. Tate, CPA, chief financial officer, will conduct a teleconference for interested parties on May 6, 2005 at 8:30 a.m. Eastern Time. To participate, telephone 800-901-5241 (U.S. and Canada) or 617-786-2963 (International) and enter 24274044 when prompted for a password. The teleconference will be available for replay until May 20, 2005. To listen to the replay telephone 888-286-8010 (U.S. and Canada) or 617-801-6888 (International) and enter 19032792 when prompted for a password.

This conference also will be broadcast live at www.uai.ky, supplied by CCBN. Please access the site at least 15 minutes prior to the call to register, download and install any necessary software.

The broadcast also is being distributed over CCBN’s Investor Distribution Network both to institutional and to individual investors. Individual investors can listen to the broadcast through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the broadcast via CCBN’s password-protected event-management site, StreetEvents (www.streetevents.com).

Forward-Looking Information

This release contains forward-looking information about United America Indemnity and the operations of United America Indemnity that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies.

The business and operations of United America Indemnity is and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: (1) the ineffectiveness of United America Indemnity’s business strategy due to changes in current or future market conditions; (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (3) greater frequency or severity of claims and loss activity than United America Indemnity’s underwriting, reserving or investment practices have anticipated; (4) decreased level of demand for United America Indemnity’s insurance products or increased competition due to an increase in capacity of property and casualty insurers; (5) risks inherent in establishing loss and loss adjustment expense reserves; (6) uncertainties relating to the financial ratings of United America Indemnity’s insurance subsidiaries; (7) uncertainties arising from the cyclical nature of United America Indemnity’s business; (8) changes in United America Indemnity’s relationships with, and the capacity of, its general agents; (9) the risk that United America Indemnity’s reinsurers may not be able to fulfill obligations; and (10) uncertainties relating to governmental and regulatory policies. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in United America Indemnity’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as in the materials filed and to be filed with the U.S. Securities and Exchange Commission (SEC). United America Indemnity does not make any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

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Note: Tables Follow

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UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	For the Quarter
	Ended March 31,
	2005	2004
Gross premiums written	$135,460	$117,938

Net premiums written	$109,521	$58,617

Net premiums earned	$102,112	$45,422
Agency commission and fee revenues	6,252	—
Investment income, net	11,868	4,210
Net realized investment gains (losses)	(616)	(70)

Total revenues	119,616	49,562
Net losses and loss adjustment expense	63,597	29,270
Acquisition costs and other underwriting expenses	31,115	11,324
Agency commission and operating expenses	6,919	—
Corporate and other operating expenses	1,966	1,470
Interest expense	1,916	1,315

Income before income taxes	14,103	6,183
Income tax expense (benefit)	81	(656)

Net income before equity in net income of partnerships	14,022	6,839
Minority interests, net of tax	32	—
Equity in net income of partnerships	111	579

Net income before extraordinary gain	14,165	7,418
Extraordinary gain	1,426	—

Net Income	$15,591	$7,418

Weighted average shares outstanding – basic	34,258	28,220

Weighted average shares outstanding – diluted	34,982	28,898

Net income per share – basic	$0.46	$0.26

Net income per share – diluted	$0.45	$0.26

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of	As of
ASSETS	March 31, 2005	December 31, 2004
Bonds:
Available for sale securities, at fair value (amortized cost: $1,042,762 and $575,298)	$1,038,765	$585,385
Preferred shares:
Available for sale securities, at fair value	8,056	5,112
(cost: $8,160 and $4,804)
Common shares:
Available for sale securities, at fair value	56,645	37,894
(cost: $53,046 and $34,004)
Other invested assets	52,051	53,756

Total investments	1,155,517	682,147
Cash and cash equivalents	119,219	242,123
Accounts receivable	20,081	—
Agents’ balances, net	68,991	47,132
Reinsurance receivables, net	1,530,550	1,531,863
Accrued investment income	12,562	7,141
Federal income taxes receivable	199	—
Deferred federal income taxes, net	19,170	28,372
Deferred acquisition costs, net	38,395	29,735
Goodwill	98,123	—
Prepaid reinsurance premiums	47,000	42,623
Other assets	60,695	14,801

Total assets	$3,170,502	$2,625,937

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$2,085,199	$1,876,510
Unearned premiums	240,971	152,166
Federal income taxes payable	—	1,943
Amounts held for the account of others	16,066	10,234
Ceded balances payable	24,478	22,698
Insurance premiums payable	26,897	—
Payable for securities	12,638	—
Senior notes payable to related party	72,848	72,848
Junior subordinated debentures	61,857	30,929
Notes and loans payable	5,010	—
Other liabilities	39,095	26,056

Total liabilities	2,585,059	2,193,384

Minority interest	395	—
Shareholders’ equity:
Common shares, $0.0001 par value	4	3
Additional paid-in capital	501,200	356,725
Accumulated other comprehensive income	7,935	15,507
Retained earnings	75,909	60,318

Total shareholders’ equity	585,048	432,553

Total liabilities and shareholders’ equity	$3,170,502	$2,625,937

UNITED AMERICA INDEMNITY, LTD.
SUMMARY OF NET OPERATING INCOME
(Dollars and shares in thousands, except per share data)

	For the Quarter
	Ended March 31,
	2005	2004
Net operating income	$14,541	$7,464
Adjustments:
Net realized investment gains (losses), net of tax	(376)	(46)
Extraordinary gain	1,426	—

Total after-tax adjustments	1,050	(46)

GAAP reported:
Net income	$15,591	$7,418

Weighted average shares outstanding – basic	34,258	28,220

Weighted average shares outstanding – diluted	34,982	28,898

Net operating income per share –basic	$0.42	$0.26

Net operating income per share – diluted	$0.42	$0.26

Note Regarding Net Operating Income

In managing its business and evaluating its performance, United America Indemnity’s management focuses on net operating income (net income excluding after-tax net realized investment gains (losses) and extraordinary items that do not reflect overall operating trends) as a more appropriate measure of the net income attributable to the ongoing operations of the business. Net operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.